Exhibit 23.1

Consent Of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Forms S-3 No. 333-121910 and No. 333-138926) of Five Star Quality Care, Inc., and in the related prospectuses of our reports dated February 24, 2009, with respect to the consolidated financial statements of Five Star Quality Care, Inc. and the effectiveness of internal control over financial reporting of Five Star Quality Care, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2008.

/s/ Ernst & Young LLP

Boston, Massachusetts

February 24, 2009